March 26, 2008

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of First National Lincoln Corporation, which will be held at The Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Wednesday, April 30, 2008 at 11:00 a.m. Eastern Daylight Time. The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the matters to be considered and acted upon.

This year we will be voting to change the Company’s name, to require a quorum for shareholder meetings and implement majority voting for directors, modify the provisions for indemnification of directors, officers and employees, eliminate “staggered” three year terms for directors, elect directors and ratify the Company’s independent auditors. These matters are discussed in greater detail in the accompanying Proxy Statement. The Board of Directors unanimously recommends that you vote FOR each proposal. Your prompt completion and return of the proxy will be appreciated.

It is important that you be represented at the Annual Meeting, regardless of the number of shares that you own and whether or not you are able to attend the meeting in person.

Please take the time to review the material, mark, sign, date, and return the enclosed proxy in the envelope provided for your convenience.

If you have any questions about matters discussed in the Proxy Statement, please contact me at

207-563-3195 or 1-800-564-3195, extension 2010. Your continued support of First National Lincoln Corporation is sincerely appreciated.

Very truly yours,

/s/ DANIEL R. DAIGNEAULT

Daniel R. Daigneault

President and Chief Executive Officer

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FIRST NATIONAL LINCOLN CORPORATION

Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, April 30, 2008

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of First National Lincoln Corporation, the one-bank holding company of The First, N.A., will be held at The Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Wednesday, April 30, 2008 at 11:00 a.m. Eastern Daylight Time, for the following purposes:

•	To amend the Company’s Articles of Incorporation to change the Company’s name to The First Bancorp, Inc.
•	To amend the Company’s Articles of Incorporation to require a quorum for shareholder meetings and majority voting in elections of directors.
•	To amend the Company’s Articles of Incorporation relating to indemnification of directors, officers and employees.
•	To eliminate “staggered” three year terms of office for directors.
•	To elect as directors of the Company the nominees listed in the enclosed Proxy Statement as noted.
•	To ratify the Audit Committee’s selection of Berry, Dunn, McNeil & Parker as independent auditors of the Company for 2008.
•	To transact such other business as may properly come before the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ CHARLES A. WOOTTON

Charles A. Wootton, Clerk

Damariscotta, Maine

March 26, 2008

Regardless of the number of shares you own, your vote is important.

Whether or not you expect to attend the meeting, the prompt return of your proxy will save follow-up expenses and assure the proper representation of your shares.

Please mark, date, sign, and promptly return the enclosed proxy,

using the postage-paid envelope provided.

You may revoke your proxy if you so desire at any time before it is voted.

Proxy Statement • Page 3

FIRST NATIONAL LINCOLN CORPORATION

Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543

PROXY STATEMENT

Annual Meeting of Shareholders

To be Held Wednesday, April 30, 2008

This Proxy Statement is being furnished to shareholders of First National Lincoln Corporation (the “Company”), the parent company of The First, N.A. (the “Bank”), in connection with the solicitation of Proxies on behalf of the Board of Directors, to be used at the Annual Meeting of Shareholders of the Company to be held at The Samoset Resort, 220 Warrenton Street, Rockport, Maine 04856, on Wednesday, April 30, 2008, at 11:00 a.m. Eastern Daylight Time, and at any adjournment thereof for matters described in the Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on March 26, 2008. This solicitation is made by the Company, which will bear the expenses thereof.

The Proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each Proxy received will be voted for the nominees for Directors described herein and for approval of the matters described below and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as Proxies. Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by (i) filing with the Clerk of the Company a written notice thereof (Charles A. Wootton, First National Lincoln Corporation, Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543); (ii) submitting a duly executed Proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Clerk notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

Only shareholders of record at the close of business on February 20, 2008 (the “Voting Record Date”) will be entitled to vote at the Annual Meeting. On the Voting Record Date, there were 9,745,371 shares of Common Stock of the Company, $0.01 par value per share, issued and outstanding, and the Company had no other class of equity securities outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented thereat.

PROPOSAL 1: AMEND THE ARTICLES OF INCORPORATION CHANGING THE COMPANY’S NAME TO “THE FIRST BANCORP, INC.”

It is proposed that the Company’s Articles of Incorporation be amended to change the Company’s name from “First National Lincoln Corporation” to “The First Bancorp, Inc.”

The Company’s Management believes that the proposed change of the Company’s name is advisable and appropriate in order to reflect the expansion of the Company’s physical presence and the Bank’s customer base into communities located outside Lincoln County, including those served by The First National Bank of Bar Harbor, which was merged into the Bank in 2005.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding on the Voting Record Date is necessary for the approval of this proposal. Broker non-votes and abstentions will not be treated as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 1.

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PROPOSAL 2: AMEND THE ARTICLES OF INCORPORATION REGARDING QUORUM FOR SHAREHOLDERS MEETINGS AND MAJORITY VOTING IN ELECTIONS OF DIRECTORS

It is proposed that the Company’s Articles of Incorporation be amended to add the following to Article SIXTH:

The presence in person or by proxy of the holders of not less than one-third of the shares entitled to vote at any meeting of the shareholders shall constitute a quorum for that meeting and, except where a larger percentage is required by these Articles of Incorporation or by law, action at any meeting of the shareholders at which a quorum is present may be taken by the affirmative vote of the holders or representatives of a majority of the stock present or represented. In order to be elected a director of this corporation, a nominee must receive the affirmative vote of the holders of at least a majority of the outstanding shares of common stock of this corporation entitled to receive notice of, and to vote at, the meeting of shareholders at which such vote is taken.

The proposed amendments to Article SIXTH of the Company’s Articles of Incorporation are twofold. First, the proposal includes a provision to the effect that, for business to be conducted at a meeting of the Company’s shareholders, a quorum consisting of at least one-third of the shares eligible to vote at the meeting must be present at the meeting in person or by proxy, and that, for action to be taken on any such business, the favorable vote of a majority of the shares present at the meeting is required, unless a greater number of votes or a higher percentage of shares present or shares outstanding is required under Maine law or the Company’s Articles of Incorporation. This provision is already included in the Company’s bylaws; it is proposed for inclusion in the Articles of Incorporation as well in order to assure its effectiveness and applicability in light of the relevant provisions of the Maine Business Corporation Act (the “Act”). This provision incorporates the lowest quorum permitted under the Act, which Management believes is desirable in order to maximize the likelihood that shareholder action can be taken promptly without the need to adjourn a meeting pending the gathering of sufficient proxies to fulfill a higher quorum requirement.

Second, the proposed amendment to Article SIXTH provides that, in order to be elected or re-elected as a director of the Company, a director-nominee must receive the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are outstanding and eligible to vote at the meeting at which such election is being held. This is in contrast to the current “plurality” voting arrangement, whereby those nominees receiving the highest numbers of votes are elected to fill the vacancies on the Board of Directors to be filled at such meeting. Under this current system, if there is an equal number of nominees and vacancies, even one share voted in favor of a nominee is sufficient to elect the nominee, irrespective of whether or to what extent other shareholders do not vote in favor of, or vote to “withhold authority” to the proxy agents to vote in favor of, such nominee. In the opinion of Management and the Board of Directors, this proposed majority voting standard is a more appropriate and effective means of carrying out the wishes of the Company’s shareholders as to the composition of the Board of Directors.

Under the Act, however, the failure of an incumbent director to receive a majority vote does not result in the automatic removal of the director from office. Consequently, the Board has unanimously adopted a policy that requires a director who fails to receive a majority vote to promptly submit his or her resignation.

Although this amendment increases the possibility that there may be one or more vacancies on the Company’s Board of Directors and the attendant risk that the effective management and oversight of the Company could be interrupted or otherwise adversely affected, the Board believes that these risks are vastly outweighed by the enhancements the proposal would bring to the shareholders’ collective ability to have a meaningful impact on the composition of the Board and, ultimately, on the governance of the Company.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding on the Voting Record Date is necessary for the approval of this proposal. Broker non-votes and abstentions will not be treated as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 2.

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PROPOSAL 3: AMEND THE ARTICLES OF INCORPORATION RELATING TO INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

It is proposed that the Company’s Articles of Incorporation be amended to add the following new Article NINTH:

NINTH:

The corporation shall in all cases indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was a Director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a Director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him/her in connection with such action, suit or proceeding; provided that no indemnification shall be provided for any person with (a) respect to any matter as to which he/she (i) received a financial benefit to which he/she is not entitled; (ii) intentionally inflicted harm on the corporation or its shareholders; (iii) violated Section 833 of the Maine Business Corporation Act; or (iv) intentionally violated criminal law, or (b) unless ordered by a court under Section 855(1)(C) of the Maine Business Corporation Act, (i) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the person seeking indemnification has met the relevant standard under Section 852(1) of the Maine Business Corporation Act, or (ii) in connection with any proceeding with respect to conduct for which the person seeking indemnification was adjudged liable on the basis that he/she received a financial benefit to which he/she was not entitled, whether or not involving action in such person’s official capacity. The termination of any action, suit or proceeding by judgment, order or conviction adverse to such person, or by settlement or plea of nolo contendere or its equivalent, shall not of itself create a presumption that such person did not act in good faith in the reasonable belief that his/her action was in the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his/her conduct was unlawful.

With respect to proposed new Article NINTH, Management believes that it is appropriate and necessary in order to attract and retain talented, dedicated directors and employees, to extend to them the fullest indemnification rights permitted under Maine law. The Act was extensively revised in 2003. Among the revisions then enacted was a provision expanding the extent to which Maine corporations, such as the Company, are allowed to indemnify (provide a legal defense and fund any settlements, awards of damages and other liabilities incurred) their directors and employees (and those of their subsidiaries) who become parties to legal proceedings arising out of their activities as directors or employees. In the increasingly litigious environment in which the Company and the Bank do business, such potential costs and liabilities are of great concern to directors and employees of publicly traded corporations. Indemnification provisions in scope comparable to this proposal have been adopted by many financial institutions, including some that compete with the Bank. The Company and the Bank do maintain directors’ and officers’ insurance and other insurance policies that provide levels and types of coverage consistent with those maintained by other institutions within the Company’s and the Bank’s peer group, which Management anticipates would be available to fund many of the liabilities and costs that the proposed indemnification provision would cover.

The Company’s existing indemnification bylaw provides indemnification to all directors, officers and employees of the Company or the Bank who become subject to legal proceedings arising out of their activities in those capacities in scope similar in some respects to the proposed Article NINTH. However, the existing provision does not extend to instances in which the director, officer or employee has been finally adjudicated not to have acted in good faith or in the reasonable belief that his or her action was in the best interests of the Company or, in a criminal matter, had reasonable cause to believe that his or her conduct was unlawful. (This existing provision provided indemnification to the fullest extent permitted under law prior to the revisions to the Act referred to above.) Under the proposed provision, in contrast, in order to lose eligibility in circumstances presently covered by the language summarized in the preceding sentence, a director, officer or employee must

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have intentionally inflicted harm on the Company, intentionally violated criminal law, or violated the provisions of the Act rendering unlawful the payment of dividends or other distributions in respect of the Company’s stock in excess of stated limitations. This proposed provision, thus, provides a narrower set of circumstances in which the director, officer or employee loses the right to indemnification. Management and the Board believe that it is appropriate that the Company modify its Articles of Incorporation in order that the Company’s and the Bank’s directors, officers and employees continue to have the benefit of the broadest indemnification that the Maine legislature has deemed proper to be made available for Maine corporations, as part of our efforts to continue to attract, retain and employ under fair and reasonable terms the high quality group of men and women who serve the Bank’s customers and manage the Company’s business each day.

The affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding on the Voting Record Date is necessary for the approval of this proposal. Broker non-votes and abstentions will not be treated as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 3.

PROPOSAL 4: AMEND THE BYLAWS ELIMINATING STAGGERED THREE YEAR TERMS OF OFFICE FOR DIRECTORS

The Board of Directors has approved, and now seeks the shareholders’ approval of, a modification of the Company’s bylaws that would delete the provisions thereof dividing the Board into three classes, the directors in each class being elected to three year terms that expire on a “staggered” basis that is, absent the proposed amendment, four of the Company’s ten directors have terms expiring at the 2008 Annual Meeting, three other of the directors’ terms expire at the 2009 Annual Meeting and the remaining three directors’ terms expire at the 2010 meeting. The result of this amendment would be that every nominee will stand for a one-year term at each annual shareholders meeting. In order to implement this amendment immediately, each current director has submitted his or her resignation from the Board, which will become effective in the event that, and immediately after, the amendment is approved by the shareholders and before the shareholders vote for directors at the 2008 Annual Meeting. Management and the Board believe that the adoption of this bylaw amendment, coupled with the adoption of the proposed amendment to the Company’s Articles of Incorporation providing for majority voting for directors, would significantly enhance the shareholders’ ability to effect change in the governance of the Company promptly if, in the judgment of the shareholders, circumstances call for such change. The adoption of such amendments could render the Company more susceptible to proxy contests or other unsolicited efforts to effect a change in control of the Company, although, as entities subject to Federal banking laws and regulations, the Company and the Bank may be less susceptible to such efforts than would be non-regulated entities. Management and the Board believe that any risks to shareholders attributable to such changes are outweighed by the improvements to the shareholder franchise that such changes are expected to produce.

Under the Act, this proposal will be adopted if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Broker non-votes and abstentions will not be included on either total.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 4.

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PROPOSAL 5: ELECTION OF DIRECTORS

Set forth below is a list of the nominees for Directors of the Company as proposed by the Nominating Committee of the Board of Directors. In order to be a candidate for a Director of the Company, each individual must meet the following criteria:

•	Be a citizen of the United States.
•	Have the financial capacity to own and/or purchase the minimum equity interest in First National Lincoln Corporation as specified in the Company’s bylaws.
•	Be available to attend the monthly meetings of the Board of Directors and Board Committee meetings, as scheduled from time to time.
•	Be of good character and an experienced business professional.
•	Contribute to the range of talent, skill and expertise appropriate for the Board.
•	Have the ability and willingness to represent the interests of the Shareholders of the Company.
•	Meet any additional criteria that the Office of the Comptroller of the Currency may establish for Directors of a national bank.

If any person named as nominee should be unwilling or unable to stand for election at the time of the Annual Meeting, the holder of the Proxy will vote for any replacement nominee or nominees recommended by the Board of Directors. Each person listed below has consented to be named as a nominee, and the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a Director if elected.

The Nominating Committee has nominated two alternative slates of nominees for election as directors at the 2008 Annual Meeting, in light of the possibility that the shareholders will approve Proposal No. Four which would eliminate staggered three-year terms for directors. Thus, in the event that Proposal No. Four is approved by the shareholders the following nominees will be submitted to a vote of the shareholders at the meeting, each to serve (if elected) for a one (1) year term and until his or her successor is duly elected:

Katherine M. Boyd (56) has served as a Director of the Company and the Bank since 1993. A resident of Boothbay Harbor, she owns the Boothbay Region Greenhouses with her husband. Ms. Boyd is Secretary of the YMCA of Maine Alliance and is past President of the Boothbay Region YMCA.

Daniel R. Daigneault (55) has served as President, Chief Executive Officer and a member of the Board of Directors of the Company and the Bank since 1994. Prior to being employed by the Bank, Mr. Daigneault was Vice President, Senior Commercial Loan Officer and Chief Financial Officer at Camden National Bank, Camden, Maine. He is a member of the American Bankers Association’s Government Relations Council and a member of the University of Maine Business School Advisory Board. Mr. Daigneault is past Chairman of the Maine Bankers Association.

Robert B. Gregory (54) has served as a Director of the Company and the Bank since 1987 and served as Chairman of both the Company and the Bank from September 1998 to April 2007. Mr. Gregory has been a practicing attorney since 1980, first in Lewiston, Maine and since 1983 in Damariscotta, Maine.

Tony C. McKim (40) joined the Company as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of the Company and the Bank upon completion of the mergers of FNB Bankshares (FNB) and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the merger, Mr. McKim was President and Chief Executive Officer of FNB and its subsidiary. Mr. McKim is involved in several local associations including Camp Beech Cliff, Maine Seacoast Mission, Jackson Laboratory, the Acadian Football League and Maine Bankers Association.

Randy A. Nelson (55) has served as a Director of the Company and the Bank since 2004. He currently is the Douglas Professor of Economics and Finance at Colby College, where he teaches corporate finance and economics. Prior to joining the faculty of Colby in 1987, he taught for eight years in the business school at the University of Delaware.

Carl S. Poole, Jr. (62) has served as a Director of the Company since its organization in 1985 and has served as a Director of the Bank since 1984. Mr. Poole was President, Secretary and Treasurer of Poole Brothers Lumber, a lumber and building supply company with locations in Damariscotta, Pemaquid and Boothbay Harbor, Maine until the sale of the company in October 2005.

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Mark N. Rosborough (59) has served as a Director of the Company and the Bank since completion of the mergers of FNB and its subsidiary into the Company and the Bank on January 14, 2005. Prior to the merger, Mr. Rosborough served as Chairman of the Board of Directors of FNB and its subsidiary. Mr. Rosborough is President of J. T. Rosborough Insurance Agency. He is also a partner in Rosborough Leasing, Rosborough Rentals, Penrose, 3 Dummies and TISA. He has served on the advisory council for two major insurance carriers, and currently serves on the MEMIC Advisory Board and is Treasurer of The Open Door Recovery. He has served on the Ellsworth City Council, as well as the Ellsworth Chamber of Commerce and the American Red Cross for Hancock and Waldo Counties.

Stuart G. Smith (55) has served as a Director of the Company and the Bank since 1997 and has served as Chairman of both the Company and the Bank since May 2007. A resident of Camden, he and his wife, Marianne, own and operate Maine Sport Outfitters in Rockport, and the Lord Camden Inn and Bayview Landing in Camden. Mr. Smith is also on the board and part owner of the Mid-Coast Recreation Center in Rockport, an indoor tennis and ice skating facility, and is a member and part owner in Breakwater Marketplace and the Rockland Harbor Park Center in Rockland.

David B. Soule, Jr. (62) has served as a Director of the Company and the Bank since 1989. Mr. Soule has been practicing law in Wiscasset since 1971. He served two terms in the Maine House of Representatives, is a past President of the Lincoln County Bar Association and is a former Public Administrator, Lincoln County. He also serves as Trustee of the Wiscasset Public Library and has served as Selectman, Planning Board Chair and other volunteer positions with the Town of Westport.

Bruce B. Tindal (57) has served as a Director of the Company and the Bank since 1999. Mr. Tindal has been a licensed real estate broker since 1974. Mr. Tindal formed and is owner of Tindal & Callahan Real Estate in Boothbay Harbor, which has been in operation since 1985. He currently serves on the Board of Directors of the St. Andrews Village Association, a subsidiary of St. Andrews Hospital. Mr. Tindal is also a member of the National Association of Realtors, Council of Residential Specialists, Real Estate Buyers Agent Council and the Boothbay Harbor Rotary Club.

* Directors’ ages are as of December 31, 2007.

In the event that Proposal No. 2 is adopted by the shareholders, in order to be elected a director of the Company, a nominee must receive the affirmation vote of the holders of a majority of the shares of common stock of the Company’s outstanding shares on the Voting Record Date. Broker non-votes or abstentions will not be voted as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 5

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PROPOSAL 6: ELECTION OF DIRECTORS

In the event that Proposal No. Four is not approved by the shareholders at the meeting the following nominees will be submitted to a vote of the shareholders at the meeting, each to serve (if elected) for a term of three (3) years and until his or her successor is duly elected:

Katherine M. Boyd (56) has served as a Director of the Company and the Bank since 1993. A resident of Boothbay Harbor, she owns the Boothbay Region Greenhouses with her husband. Ms. Boyd is Secretary of the YMCA of Maine Alliance and is past President of the Boothbay Region YMCA.

Carl S. Poole, Jr. (62) has served as a Director of the Company since its organization in 1985 and has served as a Director of the Bank since 1984. Mr. Poole was President, Secretary and Treasurer of Poole Brothers Lumber, a lumber and building supply company with locations in Damariscotta, Pemaquid and Boothbay Harbor, Maine until the sale of the company in October 2005.

David B. Soule, Jr. (62) has served as a Director of the Company and the Bank since 1989. Mr. Soule has been practicing law in Wiscasset since 1971. He served two terms in the Maine House of Representatives, is a past President of the Lincoln County Bar Association and is a former Public Administrator, Lincoln County. He also serves as Trustee of the Wiscasset Public Library and has served as Selectman, Planning Board Chair and other volunteer positions with the Town of Westport.

Bruce B. Tindal (57) has served as a Director of the Company and the Bank since 1999. Mr. Tindal has been a licensed real estate broker since 1974. Mr. Tindal formed and is owner of Tindal & Callahan Real Estate in Boothbay Harbor, which has been in operation since 1985. He currently serves on the Board of Directors of the St. Andrews Village Association, a subsidiary of St. Andrews Hospital. Mr. Tindal is also a member of the National Association of Realtors, Council of Residential Specialists, Real Estate Buyers Agent Council and the Boothbay Harbor Rotary Club.

* Directors’ ages are as of December 31, 2007.

In the event that Proposal No. 2 is adopted by the shareholders, in order to be elected a director of the Company, a nominee must receive the affirmation vote of the holders of a majority of the shares of common stock of the Company’s outstanding shares on the Voting Record Date. Broker non-votes or abstentions will not be voted as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 6

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About the Board of Directors and Its Committees

As of the date of this Proxy Statement, First National Lincoln Corporation had a Board comprised of ten Directors. During 2007 there were seven regular Board meetings, and one Annual Meeting. The Board’s Attendance Policy states that all members of the Board are strongly encouraged to attend each meeting of the Board and Committees on which they serve. All Directors attended at least 75% of Board meetings and meetings held by Committees of which they were members in 2007, and the aggregate attendance at Board and Committee meetings by all members of the Board of Directors in 2007 was in excess of 90%. All Directors are expected to attend the 2008 Annual Meeting of Shareholders, and all Directors were in attendance at the 2007 Annual Meeting.

Audit Committee. The members of the Company’s Audit Committee are David B. Soule, Jr., - Chairman, Robert B. Gregory, Randy A. Nelson and Mark N. Rosborough. This committee met four times during 2007. The Company’s Audit Committee receives and reviews reports on examinations and accounting audits of the Company, and works to ensure the adequacy of operating practices, procedures and controls. The Company’s Board of Directors has adopted a written charter for the Company’s Audit Committee, which was published in the Company’s 2004 Annual Proxy Statement and can be found on the Company’s website www.fnlc.com. The 2007 report of the Audit Committee can be found on page 29 of this document.

Nominating Committee. The members of the Company’s Nominating Committee are Mark N. Rosborough - Chairman, Carl S. Poole, Jr. and Stuart G. Smith. This committee met once during 2007. As stated in the Nominating Committee Charter adopted on February 19, 2004, the Company’s Nominating Committee is responsible for the nomination of Board of Director members, establishing the tenure and the retirement policies for members of the Board of Directors and reviewing the Board of Directors’ overall effectiveness. The charter can be found on the Company’s website www.fnlc.com. Each of the members of the Nominating Committee is independent as defined under the listing standards of the NASDAQ stock market.

Compensation Committee. The Company’s Compensation Committee is a standing committee of the Bank’s Board of Directors since all executive compensation is paid by the Bank. The Committee consists of Bruce B. Tindal - Chairman, Carl S. Poole, Jr., Mark N. Rosborough and Stuart G. Smith. This committee met once during 2007. None of the members of this committee or Executive Officers of the Company serve on a similar committee or Board of any other public company. The function of this committee is to establish the compensation of the Chief Executive Officer and to review and approve the compensation of other Senior Executive Officers. The Compensation Committee Charter adopted in 2007 can be found in the Company’s 2007 Annual Proxy Statement and on the Company’s website www.fnlc.com.

In addition to the Compensation Committee, there are five other standing committees of the Bank’s Board of Directors: Executive, Audit, Asset/Liability, Trust and Directors’ Loan. Certain members of Management also serve on some committees of the Bank.

There are no family relationships among any of the Directors of the Company. Except as set forth in the merger agreement between the Company and FNB, in which it was specified that Messrs. McKim and Rosborough and one additional person to be named later will be added to the Company’s Board of Directors, there are no arrangements or understandings between any Director and any other person pursuant to which that Director has been or is to be elected. No Director of the Bank or the Company serves as a Director on the board of any other corporation with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or that is subject to the reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, or of any company registered as an investment company under the Investment Company Act of 1940, as amended.

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Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During 2007 Directors, Poole, Smith, Rosborough and Tindal served as members of the Compensation Committee. No member of the Committee was, or ever has been, an officer or employee of the Company or the Bank. All Committee members are customers of and engage in transactions with the Bank in the ordinary course of business. As described in the section entitled “Certain Relationships and Related Transactions”, all loans to such individuals were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and, in the opinion of Management, did not involve more than the normal risk of collectability or present other unfavorable features.

Director Independence

The Board reviewed the independence of the Company’s Directors in January 2008 on the basis of the standards adopted by the NASDAQ. In this review, the Board considered transactions and relationships between each Director (and any member of his or her immediate family) and the Company or the Bank and between certain entities in which any Director or any immediate family member has certain interests, on the one hand, and the Company or the Bank, on the other hand. The purpose of this review was to determine which of such transactions or relationships were inconsistent with a determination that the Director is independent under the NASDAQ rules. As a result of the review, the Board affirmatively determined that as of January 2008 all of the Directors are independent of the Company and the Bank under the NASDAQ rules with the exception of President Daigneault and EVP McKim.

Code of Ethics

The Company’s Code of Ethics for Senior Financial Officers, which was adopted by the Board of Directors on June 19, 2003, and the Company’s Code of Business Conduct and Ethics, which was adopted by the Board of Directors on April 15, 2004, are incorporated in the Company’s 2006 Annual Report on Form 10-K as Exhibits 14.1 and 14.2, respectively. They are available on the Company’s website at www.fnlc.com, and a copy may be obtained, free of charge, by written request to the Company.

Proxy Statement • Page 12

Audit Committee Financial Expert

Pursuant to Section 407 of the Sarbanes-Oxley Act of 2002 and Item 306 of Regulation S-K promulgated by the Securities and Exchange Commission, the Company is required to disclose whether it has at least one “Financial Expert” serving on its Audit Committee, and if so, the name of the expert and whether the expert is independent of Management. A company that does not have an Audit Committee Financial Expert must disclose this fact and explain why it has no such expert.

At the present time, the Company’s Audit Committee does not have a member who meets the Securities and Exchange Commission’s complete definition of a financial expert. It is the opinion of the Company’s Board of Directors, however, that the Company addresses its audit functions with a depth of penetration and rigor that meets the intent of the requirements of the Sarbanes-Oxley Act for the following reasons:

•

The Company is a one-bank holding company owning all of the capital stock in the Bank. All Directors of the Bank meet the requirements and qualifications imposed by the Office of the Comptroller of the Currency, the Bank’s principal regulator, which conducts regular supervisory examinations of the Bank. In addition to requiring knowledge of the banking industry and financial regulatory system, these qualifications require a “background, knowledge, and experience in business or another discipline to oversee the Bank.”

•

All members of the Audit Committees of the Bank and the Company are independent Directors, as defined by the Securities and Exchange Commission and NASDAQ. Three of the members operate their own businesses and have knowledge of accounting for both their own businesses as well as for the Bank and the Company. The fourth member of the Committee has a PhD in Economics and is a Chaired Professor of Economics and Finance. The members of the Audit Committee have considerable experience as Directors of the Bank and the Company.

•

Internal audit work of the Bank and the Company is outsourced to a professional firm which conducts all internal audits except for loan review, for which a second professional firm performs quality control loan review. Both firms provide detailed quarterly reports to the Audit Committee and the Directors’ Loan Committees, respectively.

•

The Bank is a highly regulated entity which undergoes regular and thorough examination by the Office of the Comptroller of the Currency, with additional oversight by the Federal Deposit Insurance Corporation. The Company is a “Financial Holding Company” as defined by the Federal Reserve Board and as such is regulated and regularly examined by the Federal Reserve Board.

The Company also continuously reviews, at its own initiative, the expertise of the members of its Board of Directors and its Audit Committee.

Proxy Statement • Page 13

Security Ownership of Directors, Management and Principal Shareholders

The following table sets forth the number of shares of common stock of the Company beneficially owned as of February 20, 2008 by (i) each person known by the Company to own beneficially more than 5.0% of the Company’s common stock, (ii) each nominee for Director of the Company, (iii) the named Executive Officers, and (iv) all Executive Officers and Directors of the Company as a group. Except as otherwise indicated below, each of the Directors, Executive Officers and shareholders owning more than five percent of the Company’s stock has sole voting and investment power with respect to all shares of stock beneficially owned as set forth opposite his or her name.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership				Percent of Class
Common Stock	Katherine M. Boyd	34,401[1]	3,000[2]			*
Common Stock	Daniel R. Daigneault	169,352[1]	10,000[2]	4,680[3]	19,500[5]	2.09%
Common Stock	Robert B. Gregory	33,088[1]	6,174[2]	1,920[3]	4,400[6]	*
Common Stock	Tony C. McKim	73,488[1]				*
Common Stock	Randy A. Nelson	1,797[1]				*
Common Stock	Carl S. Poole, Jr.	274,530[1]	2,640[2]			2.84%
Common Stock	Mark N. Rosborough	119,243[1]	4,642[2]	2,021[7]	3,621[8]	1.37%
3,621[9]
Common Stock	Stuart G. Smith	94,736[1]	456[2]			*
Common Stock	David B. Soule, Jr.	17,138[1]	3,500[2]	225[4]		*
Common Stock	Bruce B. Tindal	22,286[1]	1,000[2]			*
Common Stock	F. Stephen Ward	46,956[1]	11,500[5]			*
Common Stock	Charles A. Wootton	22,945[1]	5,000[5]			*
Common Stock	Susan A. Norton	2,943[1]	12,000[5]			*
Total Ownership of all Directors and Executive Officers as a Group 1,057,369 10.85%
Owners of 5% or More	Daniel P. & Edith I. Thompson 20 Pounds Road, New Harbor, ME 04545				488,412[1]	5.01%

1 Direct holdings including sole ownership, joint ownership, DRIP, ESPP and 401k Shares

2 Spouse’s holdings

3 Children’s holdings

4 Company’s holdings

5 Vested options

6 Trustee for First Fruit Foundation

7 Trustee for Ashley Rosborough TR

8 Trustee for Anna Batchelor TR

9 Trustee for Sam Batchelor TR

* Less than one percent of total outstanding shares

Proxy Statement • Page 14

Executive Officers

Each Executive Officer of the Company and the Bank is identified in the following table, which also sets forth their respective offices and periods served as an Executive Officer of the Company or the Bank.

Name	Office & Position	Period Served

Daniel R. Daigneault	President & Chief Executive Officer of the Company and of the Bank	1994 to date
Tony C. McKim	Executive Vice President & Chief Operating Officer of the Company and the Bank	2005 to date
F. Stephen Ward	Treasurer, Executive Vice President & Chief Financial Officer of the Company and the Bank	1993 to date
Charles A. Wootton	Executive Vice President and Clerk of the Company, Executive Vice President and Senior Loan Officer of the Bank	2000 to date
Richard M. Elder	Senior Vice President, Retail Services of the Bank	2002 to date
Michael T. Martin	Senior Vice President and Credit Administration Officer of the Bank	1993 to date
Susan A. Norton	Senior Vice President, Human Resources and Compliance Officer of the Bank	2002 to date
Ronald J. Wrobel	Senior Vice President of Operations of the Bank	2005 to date

Daniel R. Daigneault (55) has served as President, Chief Executive Officer and a member of the Board of Directors of both the Company and the Bank since 1994. Prior to being employed by the Company and the Bank, Mr. Daigneault was Vice President, Senior Commercial Loan Officer and Chief Financial Officer at Camden National Bank, Camden, Maine.

Tony C. McKim (40) joined the Company as Executive Vice President, Chief Operating Officer and a member of the Board of Directors of the Company and the Bank with the merger of FNB Bankshares on January 14, 2005. Prior to the merger, Mr. McKim was President and Chief Executive Officer of FNB Bankshares and The First National Bank of Bar Harbor beginning in 2000.

F. Stephen Ward (54) has served as Treasurer and Chief Financial Officer of the Company since 1994 and as Chief Financial Officer of the Bank since 1993. In 2005, Mr. Ward was promoted to Executive Vice President. Mr. Ward has been employed by the Bank since 1990 and served as Assistant Vice President and Marketing Officer from 1990 to 1993.

Charles A. Wootton (51) has been employed by the Bank since January 2000. In 2001, Mr. Wootton was promoted to Senior Vice President of Banking Services and Senior Loan officer. In 2005, Mr. Wootton was promoted to Executive Vice President. From 1981 to 2000 Mr. Wootton was employed by Camden National Bank, serving as branch manager, commercial loan and business development officer, becoming Vice President responsible for branch administration in 1996.

Richard M. Elder (42) has been employed by the Bank since 1993. In 2001 Mr. Elder was promoted to Vice President of Retail Services and in 2005, Mr. Elder was promoted to Senior Vice President. Mr. Elder previously served as Manager of the Bank’s Boothbay Harbor branch and Senior Commercial Loan Officer.

Michael T. Martin (52) has been employed by the Bank since 1993 and was promoted to Senior Vice President for Credit Administration in 2001. He was employed by Fleet Bank from 1980 to 1992 and by Canal National Bank from 1977 to 1980. His primary responsibilities were in Loan Review and Credit Administration.

Susan A. Norton (47) has been employed by the Bank since 1992 and was promoted to Senior Vice President, Human Resources and Compliance in 2005. Ms. Norton has also served as Assistant Compliance Officer and Education Officer. She also holds the position of CRA Officer and Compliance Officer for the Company.

Ronald J. Wrobel (50) has been employed by the Bank since January 2005 when the Bank merged with The First National Bank of Bar Harbor. Mr. Wrobel is currently Senior Vice President of Operations. Prior to joining The First National Bank of Bar Harbor in 1992, Mr. Wrobel was employed by KPMG Peat Marwick.

* Executive Officers’ ages are as of December 31, 2007.

Proxy Statement • Page 15

There are no family relationships among any of the Executive Officers, nor are there any arrangements or understandings between any Executive Officer and any other person pursuant to which that Executive Officer has been or is to be elected.

Certain Relationships and Related Transactions

The Federal Reserve Act permits the Bank to contract for or purchase property from any of its Directors only when such purchase is made in the regular course of business upon terms not less favorable to the Bank than those offered by others unless the purchase has been authorized by a majority of the Board of Directors not interested in the transaction. Similarly, the Federal Reserve Act prohibits loans to Executive Officers of the Bank unless such loans are on terms not more favorable than those afforded other borrowers and certain other prescribed conditions have been met.

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with Directors, Officers and principal shareholders of the Company and their affiliates. All such transactions have been made upon substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others. In the opinion of Management, such loans have not involved more than the normal risk of collectibility nor have they presented other unfavorable features. The total amount of loans outstanding at December 31, 2007 to the Company’s Directors, Executive Officers and their affiliates was $20,886,257, which constituted 2.27% of the Bank’s total loans outstanding at that date.

Compensation Discussion and Analysis

The Compensation Committee of the Board of Directors of First National Lincoln Corporation oversees the Company’s executive compensation program. The committee consist solely of “Independent Directors”, i.e., those Directors who are neither officers or employees of the Company or its subsidiaries nor have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment to carry out the responsibilities of a Director and who are otherwise “independent” under the rules of the NASDAQ Stock Market, Inc.

The Committee has the direct responsibility to:

1.

Review corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives and determine the CEO’s compensation level based on this evaluation. The corporate goals are established jointly between the Compensation Committee and the CEO and are driven by the Company’s strategic plan and annual operating budget. In addition to the Company-wide goals, the Committee and the CEO jointly agree on individual performance goals for the CEO. Examples of these goals, which may vary from year to year, include the Company’s earnings targets, and loan and deposit growth objectives as well as specific individual goals such as implementing components of the approved strategic plan and leadership development.

2.	Approve the compensation of all other Executive Officers of the Company with recommendation and input from the CEO.
3.	Approve grants, awards and issuances under, or any material amendment of, any stock option or other similar plan.
4.

In consultation with Management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve tax deductibility and, as and when required, establish performance goals and certify that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

5.	Review and approve any severance or similar termination payments proposed to be made to any current or former Executive Officer of the Company, and any agreements providing such payments.

Proxy Statement • Page 16

Philosophy of Our Executive Compensation Program

The Company recognizes its employees are the key component to the organization’s past performance and future success. Although well-developed products and services, being located in the right marketplace and having a stable or improving economy are all important to providing strong financial results, we believe that talented, dedicated employees ultimately separate an outstanding company from an average company. Compensation is one of the important facets of attracting, retaining and motivating employees to perform to their potential and beyond it. The Company’s Senior Executive Officers provide the leadership and set the standard of expected performance for the Company as a team, and it is essential in meeting our goals that we attract and retain top performing individuals to these positions.

Components of Our Executive Compensation Program

The elements of our executive compensation program are:

1.	The standard primary elements:
a.	base salary
b.	annual stakeholder cash bonus
c.	health insurance, life insurance and dental
d.	401(k) match and 401(k) profit sharing
e.	stock purchase plan at market prices
2.	Secondary optional elements:
a.	discretionary cash bonus
b.	stock option grant
c.	Company provided vehicle
d.	bank owned life insurance (BOLI split dollar benefit)
e.	supplemental executive retirement plan (SERP)

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among the different forms of non-cash compensation. Instead, the Compensation Committee determines subjectively what it believes to be the appropriate level and mix of the various compensation components. The goal of our compensation program is the same as our goal for operating the Company – to create long-term value for our shareholders. Toward this goal, we have designed and implemented our compensation programs for our named executives to reward them for sustained financial and operating performance and leadership excellence, to align their interest with those of our shareholders and to encourage them to remain with the Company for long and productive careers. Most of our compensation elements simultaneously fulfill one or more of our performance, alignment and retention objectives. We combine the compensation elements for each executive in a manner we believe optimizes the executive’s contribution to the Company. The combination of which elements are used for named executives is determined by what similar executives are receiving at competing companies within our market area and what elements are the most appropriate given the executive’s responsibilities. The Company does not engage in any benchmarking of total compensation.

Base Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our executives. When establishing base salaries for 2007, the Compensation Committee considered peer group data provided by two different surveys. These surveys are compiled independently by Berry, Dunn, McNeil & Parker and SNL Financial. These reports are available in the fall of each year and break the information down into various peer groups. The peer group utilized by the Company is New England non-metropolitan banks. A variety of other factors, including the seniority of the individual, the level of the individual’s responsibility and the performance of the individual in meeting his/her 2007 goals, are used as well. The goals of the named Executive Officers other than the CEO are set jointly by the CEO and the named Executive Officer. These goals are aligned with the Company’s goals and individualized for the area of responsibility of the named executive. For example, the Senior Loan Officer has goals on loan growth targets and loan quality parameters, the latter being measured on the basis of loan delinquency rates, level of non-performing loans and amount of loan charge-offs for the year. The CFO has goals based on asset liability management, investment portfolio performance and quality of financial reporting. Generally, we believe that

Proxy Statement • Page 17

executive base salaries should be targeted above the midpoint of similar executive positions in comparable peer groups. As a high-performing Company with consistent results in the upper quartile of our peer group we believe that base salaries of our executives should be reflective of our performance within our industry. Base salaries are reviewed at least annually by our Compensation Committee and are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Stakeholder Cash Bonus

In 1994, the Company instituted a formal performance-based compensation program called “Performance Compensation for Stakeholders”. The objective of the program is to align the performance of all employees with the Company’s short-term and long-term objectives. In 2007, total cash payout under this Stakeholder Performance Compensation program was 8.1% of the participating employees’ base salaries paid to all eligible employees. The aggregate payout is the weighted average payout for nine key performance indicators. The weight assigned to each indicator is based on the contribution that indicator makes toward revenues and/or net income. The key performance indicators for 2007 included loan volume, low cost core deposit volume, net interest income, non-interest income, wealth management revenues, fees on deposit accounts, past-due loan percentage, non-accrual loan levels and efficiency ratio. These indicators and weights are prepared by Management and approved by the Board of Directors. The final payout percentage is approved by the Board at the end of the fiscal year.

The performance compensation program’s overall objective is to maximize the long-term viability of the Company and increase shareholder value. It addresses this by tying the performance payout to multiple goals which include profitability, growth, productivity and loan quality. The guiding principle is to reach a balance of profitability, growth, productivity and loan quality which should collectively have a positive impact on maximizing long-term shareholder value. The Committee believes that this performance-based program provides a reward for high levels of current performance without sacrificing the achievement of long-term goals. Each year, specific key performance indicators are chosen along with company-wide financial performance trigger levels.

401(k) and Other Benefits

The Company’s primary retirement plan is the 401(k) Plan. It is available to any employee who has attained the age of 21 and completed six months of continuous service. The Company typically provides a match at 50% of employee deferrals to the extent that the deferral does not exceed 6.0% of eligible compensation. In addition, an annual profit sharing component of 2.0% to 3.0% may also be paid. The Board makes a determination at the end of the fiscal year as to what, if any, amount is to be paid based on the financial performance of the Company for the current year. Employee contributions are 100.0% vested at all times, while employer contributions are vested over a five-year period. Upon termination of employment for any reason, a plan participant may receive his or her contribution account and earnings allocated to it, as well as the vested portion of his or her employer-matching account and earnings allocated to it. Non-vested amounts are forfeited and are used by the Bank to help defray plan administration expenses.

Stock Purchase Plan

The Company has a stock purchase plan available to all employees and Directors that provides an opportunity to purchase shares through payroll deduction. For Directors, they may elect to have up to 100.0% of their fees placed in the stock purchase plan. The purchase price is at the fair market value of the shares, without a commission, as determined by the NASDAQ closing price on the day the shares are purchased.

Stock Options

The Company has a stock option plan that is administered by the Compensation Committee of the Board of Directors. The purpose of this plan is to grant options to executives to better align their interests through equity ownership with those of the shareholders. By having a portion of the executive’s compensation tied to the performance of the Company’s stock, the individual will be rewarded for maximizing long-term shareholder value. Stock options also focus on a mid- to long-term outlook which serves as a good balance to the short-term rewards of the stakeholder bonus program.

Proxy Statement • Page 18

Stock options are also intended to encourage an executive to remain with the Company. The plan has a vesting schedule which takes up to five years before the executive is fully vested in the stock option grant. The grants do not have to be exercised until the tenth anniversary of the grant. The amount of options granted reflects the executive’s position in the organization, level of responsibility, impact on the Company’s performance and actual performance in meeting individual performance goals.

This stock option plan expired in April 2005. Prior to the expiration date, all of the options available under the plan were granted, with the last awards being made in January 2005. In 2007, the Company did not have an active option program and therefore no grants were awarded.

Company Vehicle

Senior executives are provided mileage reimbursement for business travel when using their own vehicles. For certain named Executive Officers, a Company-owned vehicle may be provided subject to approval of the Compensation Committee. The non-business use of the vehicle is taxable income to the executive. In 2007 the four executives with Company-provided vehicles were CEO Daigneault, CFO Ward, EVP McKim and EVP Wootton.

Bank Owned Life Insurance

The Company may purchase a single-premium life insurance policy on the life of an executive with a split-dollar benefit between the Company and the executive’s estate. The Company believes that BOLI is a good investment option for the Company and also provides key man protection upon the untimely death of a senior executive. The cash surrender value is an asset of the Company.

Discretionary Cash Bonus

In addition to the Stakeholder Bonus Program, the Company from time to time will establish a discretionary cash bonus pool. The objective of this pool is to provide additional cash bonuses to employees and named executives who have had an outstanding year of performance and/or who had an extraordinary accomplishment during the year. Any cash bonus from the pool to any named Executive Officer requires the approval of the Compensation Committee. Outstanding performance reflected in prior year discretionary cash bonuses included above-budget growth in net income, loan growth, and non-interest income revenue growth exceeding annual budget. In addition, bonuses may be paid for things such as a successful technology conversion and, as in 2004, for successful consummation of the merger with FNB Bankshares.

Supplemental Executive Retirement Plan

The Bank also sponsors an unfunded, non-qualified supplemental retirement plan established in 1997 for certain Executive Officers. The plan provides supplemental retirement benefits payable in installments over 20 years upon retirement or death. The costs for this plan are recognized over the service lives of the participating Executive Officers. As of December 31, 2007, only two active executives (CEO Daigneault and CFO Ward) were participants in the plan. The projected retirement benefit for Mr. Daigneault, assuming he remains employed by the Bank until normal retirement age of 65, is $169,329 per year, with such payments beginning in the year 2017. The projected retirement benefit for Mr. Ward, assuming he remains employed by the Bank until normal retirement age of 65, is $61,127 per year, with such payments beginning in the year 2018. The benefits are capped at the above amounts and are subject to being substantially less should the named Executive Officer not remain employed until the normal retirement age of 65. The plan also contains a restrictive covenant that may result in the Executive Officer forfeiting all accrued benefits should he accept employment with a competing financial institution within five years after his termination of employment with the Company.

Severance and Change of Contract Benefits

The Company does not have any employment agreements with any of the executives of the Company. The Company also does not have a severance program for employees and executives, except for two of the senior executives who entered into such agreements while employed by FNB Bankshares: Messrs. McKim and Wrobel. As a result of not having employment agreements with the Company’s executives, the Company does not have any formal change-of-control benefits except for those in favor of the two aforementioned former FNB Bankshares executives.

Proxy Statement • Page 19

Under the FNB Bankshares Continuity Agreements assumed by the Company in the merger, as subsequently amended in 2006 by agreement between the Company and such executives, a provision exists that if the executive’s employment is terminated by the Company other than a) for Cause or b) upon the death of the executive or c) if the executive terminates for Good Reason as defined in the agreement, the executive shall receive a severance in a single lump sum. The amount of the severance payment is on a declining scale over a ten-year period that commenced in January 2005. Should another change of control take place under this amended Continuity Agreement, the executive shall be paid the amount set forth in his agreement based on the declining schedule.

In the event of a change of control, the non-vested portion of outstanding stock option grants will become fully vested upon the change of control. In addition, for the two active executives covered under the SERP (being CEO Daigneault and CFO Ward) their defined benefits under the SERP shall become fully vested upon a change of control and the two executives will be eligible to receive the full projected retirement benefit beginning at normal retirement age of 65.

Compensation of Chief Executive Officer and Named Executive Officers

Base Salary

In fiscal 2007, CEO Daigneault’s annual base salary was $330,000. This represents a $30,000 or 10.00% increase above his 2006 base of $300,000. Mr. Daigneault’s salary increase was based on a variety of factors including a comprehensive analysis of the salary surveys used by the Company to determine compensation of chief executives of peer group institutions ranges as well as the Company’s performance in a difficult market. While 2006 was a challenging year for FNLC given both the economic climate and interest rate environment, the Company performed well in comparison to its peers. Total loan portfolio growth in 2006 was $65.8 million or 8.5%, which was one of the largest increases in both dollars and percentages of the publicly traded Maine-based banks. The Company also continued to reduce operating expenses despite upward trends in both the costs of energy and health care.  The efficiency ratio at December 31, 2006 was just 52.1%, down from 52.89% as of December 31, 2005. Retaining a Company-wide focus on efficiency continues to be one of Mr. Daigneault’s primary goals as CEO and an area in which FNLC has excelled.

Stakeholder Cash Bonus

The Stakeholder Bonus Program, which is for all eligible employees, produced a bonus payout of 8.1% of pay for the year ended December 31, 2007. This payout was consistent with the 8.3% paid out for the year ended 2006. The financial results for the Company were strong compared to other Maine-based banks. The 8.1% payout for CEO Daigneault was also the same percentage of base paid to the other named executive officers still employed as of December 31, 2007. The bonus was actually distributed in January 2008. In addition to the Stakeholder Bonus Program, Mr. Daigneault was awarded a $10,000 discretionary bonus by the Board Compensation committee. This bonus was paid to Mr. Daigneault during the first quarter of 2008 to reward him for his successful leadership of the Company in 2007, despite the challenging economy. In 2007, the Company’s net income increased 6.6% and was above the 2007 budgeted targets as well.

Other Compensation

In 2007, there were no unusual compensation items other than the normal ones detailed in the accompanying compensation table for CEO Daigneault, CFO Ward and EVP Wootton. The non-qualified retirement plan amount for President Daigneault and CFO Ward represent the required accounting accruals under the Supplemental Executive Retirement Plan and do not constitute cash payments.

In 2006, payment was made to EVP McKim in consideration for his consent to amend the Continuity Agreements he carried forward from his employment with FNB Bankshares. As consideration for signing the amendment, an amount equal to 10% of the potential lump sum payment as defined in the agreement was paid in cash to Mr. McKim.

Proxy Statement • Page 20

Executive Compensation

The following Summary Compensation Table sets forth the cash and non-cash compensation for each of the last three fiscal years earned by the Principal Executive Officer, the Principal Financial Officer as well as the three other highest paid active Executive Officers in fiscal 2007. The Company made no Stock Awards and had no Non-Equity Incentive Plans in the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Option Awards[2] ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings[3] ($)	All Other Compensation[4] ($)	Total ($)
Daniel R Daigneault	2007	330,000	36,730	-	84,617	17,313	468,660
President	2006	300,000	24,900	-	76,048	16,960	417,908
Principal Executive Officer	2005	290,000	43,500	66,150	54,314	14,937	468,901
F. Stephen Ward	2007	165,000	13,365	-	27,053	11,627	217,045
Executive Vice President	2006	155,000	12,865	-	24,309	11,130	203,304
Principal Financial Officer	2005	145,000	21,750	22,050	17,239	13,607	219,646
Tony C. McKim	2007	175,000	14,175	-	-	12,545	201,720
Executive Vice President	2006	168,000	13,944	-	-	57,203	239,147
Chief Operating Officer	2005	157,027	23,554	-	-	7,400	187,981
Charles A. Wootton	2007	160,000	12,960	-	-	9,486	182,446
Executive Vice President	2006	145,000	12,035	-	-	9,179	166,214
Senior Loan Officer	2005	130,000	19,500	44,100	-	9,352	202,952
Susan A. Norton	2007	106,000	8,586	-	-	5,698	120,284
Senior Vice President	2006	96,000	7,968			4,357	108,325
Human Resources/Compliance	2005	86,000	12,900	6,000	-	5,168	110,068

[1]

Bonuses are listed in the year earned and normally accrued. They may be paid in the following year. Under the Stakeholder Cash Bonus program, the named Executive Officers earned the same bonus paid to all employees, which amounted to 8.1% of base salary in 2007, 8.3% of base salary in 2006 and 15.0% of base salary in 2005. In 2007, a discretionary bonus in the amount of $10,000 was also paid to CEO Daigneault.

[2]

The weighted average fair market value per share of options granted in 2005 was $4.41. The fair market value as disclosed in Note 1 to the Company’s Consolidated Financial Statements was estimated using the Black-Scholes option pricing model and the following assumptions: quarterly dividends of $0.12, risk-free interest rate of 4.20%, volatility of 25.81%, and an expected life of 10 years, the options’ maximum term. Volatility is based on the actual volatility of the Company’s stock during the quarter in which the options were granted. The risk free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve at the time of the option grant.

[3]	The amount shown represents the change in accrued liability in each of the years listed for the Supplemental Executive Retirement Plan detailed in the Pension Table.

[4]	All Other Compensation is detailed in the table below and includes the following:

401(k) Matching and Profit Sharing Contributions. In all years, the Company provided a match at 50% of employee deferrals to the extent that the deferral does not exceed 6% of eligible compensation. The Company also provides a profit-sharing contribution to employees who have been employed one year or more. This was 2.0% of base salary in 2007, 2006 and 2005. All 401(k) match and profit share contributions are subject to the IRS regulations that govern the maximum amount of an officer’s earnings which are eligible to be considered for the match and profit share components of compensation.

Company-Owned Vehicle. The amounts shown represent the value of personal use for Company-Owned vehicles by the named executives.

Proxy Statement • Page 21

Economic Value of Life Insurance. This represents the value of the named executives’ portion of policies provided by Life Insurance Endorsement Split Dollar Plan agreement for Bank Owned Life Insurance.

Continuity Agreement Payments. As a result of the FNB merger, the Company assumed an Employment Continuity Agreement with Mr. McKim, which provides that if Mr. McKim’s employment is terminated, or he elects to resign, within 24 months following the merger, Mr. McKim will receive a lump sum severance payment equal to 299% of his base salary as of December 31, 2004, provided that if such payment, alone or together with other payments Mr. McKim is entitled to receive on account of a “change in control” (as defined therein) would constitute a “parachute payment” under federal income tax law, the payment would be reduced to the largest amount that would not be subject to the excise tax applied to parachute payments. Under the terms of the Employment Continuity Agreement, Mr. McKim agrees that if he receives payments thereunder he will not accept employment with any financial institution which has an office or branch in any of Knox, Lincoln, Hancock or Washington counties, Maine for a period of one year from the date of his termination or resignation. On January 25, 2006, an amendment to the agreement removed his right to receive the above-stated lump sum severance payment if he elects to resign, in exchange for an amount equal to 10% of the lump sum severance payment as defined above. In addition, Mr. McKim will be entitled to a lump sum severance payment for a period of up to ten years from the January 14, 2005, if his employment is terminated by the Company. The amount of this lump sum severance payment will decrease by 10% each year until the end of the ten-year period. The amount shown for Mr. McKim in 2006 represents 10% of the lump sum severance payment as provided for in the amendment.

Name and Principal Position	Year	401k Matching Contribution ($)	401k Profit-Sharing Contribution ($)	Company-Owned Vehicle ($)	Economic Value of Life Insurance ($)	Continuity Agreement Payments ($)
Daniel R Daigneault	2007	6,750	4,500	5,200	863	-
	2006	6,600	4,400	5,128	832	-
	2005	6,300	4,200	3,640	797	-
F. Stephen Ward	2007	5,336	3,558	2,128	605	-
	2006	4,650	3,100	2,800	580	-
	2005	4,514	3,335	5,200	558	-
Tony C. McKim	2007	5,668	3,779	3,000	98	-
	2006	6,432	4,288	-	83	46,400
	2005	4,281	2,853	-	266	-
Charles A. Wootton	2007	5,161	3,441	884	-	-
	2006	4,935	3,290	954	-	-
	2005	3,658	2,990	2,704	-	-
Susan A. Norton	2007	3,419	2,279	-	-	-
	2006	2,880	1,477	-	-	-
	2005	3,190	1,978	-	-	-

Proxy Statement • Page 22

Stock Options

On December 15, 1994, the Company’s Board of Directors adopted a Stock Option Plan (the “Option Plan”) for the benefit of officers and other full-time employees of the Company and the Bank. This plan was approved by the Company’s shareholders at the 1995 Annual Meeting. Under the Option Plan, 600,000 shares (subject to adjustment to reflect stock splits and similar events) are reserved from the authorized but unissued common stock of the Company for future issuance by the Company for exercise of stock options granted to certain key employees of the Company and the Bank from time to time. The purpose of the Option Plan is to encourage the retention of such key employees by facilitating their purchase of a stock interest in the Company. The Option Plan is intended to provide for the granting of incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) to employees of the Company or the Bank.

The Option Plan is administered by the Compensation Committee of the Company’s Board of Directors, which is comprised solely of Directors who are ineligible to receive grants of stock options under the Option Plan and who have not received grants of options within the 12 months preceding their appointment to the Compensation Committee. The Compensation Committee selects the employees of the Bank and the Company to whom options are to be granted and designates the number of options to be granted. The Option Plan may be amended only by the vote of the holders of a majority of the Company’s outstanding common stock if such amendment would increase the number of shares available for issuance under the Option Plan, change the eligibility criteria for grants of options under the Option Plan, change the minimum option exercise price or increase the maximum term of options. Other amendments may be effected by the Compensation Committee.

Employees selected by the Compensation Committee receive, at no cost, options under the Option Plan. The option exercise prices are equal to or exceed the fair market value of the shares on the date of the grant, and no option is exercisable after the expiration of ten years from the date it is granted. The fair market value of the shares is determined by the Compensation Committee as specified in the Option Plan. The optionee cannot transfer or assign any option other than by will or in accordance with the laws of descent and distribution, and the option may be exercised only by the employee during the employee’s lifetime. After an employee’s death, options may be exercised by the employee’s estate or heirs up to one year following the date of death. Code Section 422 limits option grants by providing that during the term of the Option Plan, no grant may be made to any employee owning more than 10% of the Company’s outstanding shares unless the exercise price is at least 110% of the underlying shares’ fair market value and such option is not exercisable more than five years following the option grant. The aggregate fair market value of the stock for which any employee may be granted incentive stock options which are first exercisable in any calendar year may generally not exceed $100,000.

While generally no options may be exercisable before the second anniversary of the grant date, in the event of a change in control involving the Company all options (other than those held by officers or Directors of the Company or the Bank for less than six months) shall become immediately exercisable. Also, an employee whose employment is terminated in connection with or within two years after such a change in control event shall be entitled to exercise all options for up to three months following the date of termination; provided that options held by officers or Directors shall not be exercisable until six months after the grant date. Employees whose services are terminated, other than following a change in control as described above, shall thereupon forfeit any options held; provided, however, that following termination due to disability an employee shall be entitled to exercise options for up to one year (provided, further, that officers may exercise only with respect to options held for at least six months).

The Company receives no monetary consideration for the granting of incentive stock options. Upon exercise, the Company receives a cash payment from optionees in exchange for shares issued. No federal income tax consequences are incurred by the Company at the time incentive stock options are granted or exercised, unless the optionee incurs liability for ordinary income tax treatment upon exercise of the option, as discussed below, in which event the Company would be entitled to a deduction equal to the optionee’s ordinary income attributable to the options. Provided the employee holds the shares received on exercise of a stock option for the longer of two years after the option was granted or one year after it was exercised, the optionee will realize capital gains income (or loss) in the year of sale in an amount equal to the difference between the sale price and the option exercise price paid for shares. If the employee sells the shares prior to the expiration of the period, the employee realizes ordinary income in the year of disposition equal to the difference between the fair market value of the shares on the date of exercise and the exercise price and capital gains income (or loss) equal to the difference (if any) between the sale price of the shares and the fair market value of the shares on the date

Proxy Statement • Page 23

of exercise. In addition to the tax consequences discussed above, the excess of the option price over the fair market value of the optioned stock at the time of option exercise is required to be treated by an incentive optionee as an item of tax preference for purposes of the alternative minimum tax.

The following table summarizes the Company’s Stock Option Plan as of December 31, 2007:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	74,500	12.18	-
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total

The following table of Outstanding Equity Awards at Fiscal Year End presents all options granted to the named Executive Officers that were unexercised as of December 31, 2007. The Company had no stock awards or equity incentive plan awards in the years presented.

	Options Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
Daniel R Daigneault	12,000	-	$ 6.17	12/30/2009	None
	7,500	7,500	$18.00	1/18/2015
F. Stephen Ward	6,000	-	$ 6.08	1/28/2008	None
	3,000	-	$ 7.50	1/7/2009
	6,000	-	$ 6.17	12/30/2009
	2,500	2,500	$18.00	1/18/2015
Tony C. McKim	-	-	-	-	None
Charles A. Wootton	5,000	5,000	$18.00	1/18/2015	None
Susan A. Norton	9,000	-	$ 9.33	4/02/2012	None
	3,000	3,000	$18.00	1/18/2015

The following table of Options Exercised and Stock Vested presents the options exercised by named Executive Officers in 2007. The value realized on exercise is calculated by multiplying the number of shares acquired in exercise by the closing value per share on the day of exercise less the exercise cost per share. The Company had no outstanding stock awards in the years presented.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise
Daniel R. Daigneault	-	-	None
F. Stephen Ward	5,000	$66,000	None
Tony C. McKim	-	-	None
Charles A. Wootton	22,500	$207,000	None
Susan A. Norton	-	-	None

The Company does not have Plan-Based Awards as part of its compensation program.

Proxy Statement • Page 24

Pension Plan

Although the 401(k) Plan is the Bank’s primary retirement plan, the Bank also sponsors an un-funded, non-qualified supplemental retirement plan for certain Executive Officers. The plan provides supplemental retirement benefits payable in installments over 20 years upon retirement or death. The costs for this plan are recognized over the service lives of the participating Executive Officers. The projected retirement benefit for Mr. Daigneault, assuming he remains employed by the Bank until normal retirement age of 65, is $169,329 per year, with such payments beginning in the year 2017. The projected retirement benefit for Mr. Ward, assuming he remains employed by the Bank until normal retirement age of 65, is $61,127 per year, with such payments beginning in the year 2018. The benefits are capped at the above amounts and are subject to being substantially less should the named Executive Officer not remain employed until the normal retirement age of 65. The Plan also contains a restrictive covenant that may result in the Executive Officer forfeiting all accrued benefits should he accept employment with a competing financial institution within five years after his termination of employment with the Company.

The following table of Pension Benefits shows the present value of accumulated benefits for the named Executive Officers:

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Daniel R. Daigneault	Supplemental Executive Retirement Plan	10.25	474,000	-
F. Stephen Ward	Supplemental Executive Retirement Plan	10.25	151,000	-
Tony C. McKim	-	-	-	-
Charles A. Wootton	-	-	-	-
Susan A. Norton	-	-	-	-

The Company does not have Nonqualified Deferred Compensation as part of its compensation program.

Other Employee Benefits

The Bank provides all full-time employees with group life, health, and long-term-disability insurance through the Independent Bankers’ Trust of Maine and Bankers Health Trust. A Flexible Benefits Plan is available to all full-time employees after satisfying eligibility requirements and to part-time employees scheduled to work 20 or more hours a week.

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Director Compensation

In 2007, each of the outside Directors of the Bank, with the exception of the Chairman of the Board, received a Director’s fee in the amount of $700 for each meeting attended and $400 for each meeting attended of a committee of which the Director is a member. The Chairman of the Board received an annual fee of $30,000. In addition to meeting fees paid for meetings attended, the Chairman of the Executive Committee received a stipend of $6,000 and the Chairman of the Audit Committee received a stipend of $8,000. Each of the outside Directors also received a monthly retainer of $800. Certain Board members were also paid fees for consulting services and legal services, and such fees are on terms no more favorable to the recipient than are generally paid by the Bank for such services to other providers in the area. Fees paid by the Bank to its Directors as a group totaled $196,424.83 in 2007, but no fees are paid to Directors of the Company. Of the $196,424.83 paid to the outside Directors, 40.7% of this portion was reinvested in the company through the Employee Stock Purchase Plan. President Daigneault and EVP McKim, who are the only Directors who are also employees of the Company, receive no additional compensation for serving on the Board of Directors of the Company or the Bank. The following table of Director Compensation details compensation paid to Directors in 2007.

Name	Fees Earned or Paid in Cash ($)
Katherine M. Boyd	21,545
Robert B. Gregory	30,527
Randy A. Nelson	19,905
Carl S. Poole, Jr.	20,425
Mark N. Rosborough	21,342
Stuart G. Smith	29,300
David B. Soule	30,438
Bruce B. Tindal	22,944

Report of the Compensation Committee

March 14, 2008

To the Board of Directors of First National Lincoln Corporation:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation SK, Item 402(b) with Management; and

Based on this review and discussions, the Compensation Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the First National Lincoln Corporation’s Annual Report on Form 10-K and Proxy Statement on Schedule 14A.

/s/ CARL S. POOLE, JR.	/s/ MARK N. ROSBOROUGH
Carl S. Poole, Jr.	Mark N. Rosborough

/s/ STUART G. SMITH	/s/ BRUCE B. TINDAL
Stuart G. Smith	Bruce B. Tindal

Proxy Statement • Page 26

Performance Graph

Set forth below is a line graph comparing the five-year cumulative total return of $100.00 invested in the Company’s common stock (“FNLC”), assuming reinvestment of all cash dividends and retention of all stock dividends, with a comparable amount invested in the Standard & Poor’s 500 Index (“S&P 500”) and the NASDAQ Combined Bank Index (“NASD Bank”). The NASD Bank index is a capitalization-weighted index designed to measure the performance of all NASDAQ stocks in the banking sector.

	2002	2003	2004	2005	2006	2007
FNLC	100.00	163.26	175.54	182.05	179.09	163.52
S&P 500	100.00	128.68	142.64	149.66	173.30	182.76
NASD Bank	100.00	133.04	151.23	148.26	168.75	135.32

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s Directors, Executive Officers, and any person holding more than ten percent of the Company’s Common Stock file with the SEC reports of ownership changes, and that such individuals furnish the Company with copies of the reports.

Based solely on a review of the reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported,1 the Company believes that during the fiscal year ended December 31, 2007 the Company’s officers, Directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a).

_________________________

1 An issuer does not have an obligation to research or make inquiry regarding delinquent Section 16(a) filings beyond reviewing copies of the Forms 3, 4 and 5 received by the issuer. In addition, Item 405 of Regulation S-K provides that an issuer may rely on a written representation from an insider to the effect that no Form 5 was required to be filed.

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PROPOSAL 7: APPOINTMENT OF AUDITORS

Berry, Dunn, McNeil & Parker (BDMP) has served as independent auditor for the Company and the Bank since 1994. In the opinion of the Board of Directors, the reputation, qualifications and experience of the firm make its reappointment appropriate for 2008.

It is the desire of the Board of Directors Audit Committee that the appointment of BDMP as independent auditors be ratified by the shareholders at the Annual Meeting. Representatives from BDMP will be present at the Annual Meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Under the Act, this proposal will be adopted if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Broker non-votes and abstentions will not be included on either total.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL NO. 7

ADDITIONAL INFORMATION

Disclosure of Audit Fees

Audit Fees

The aggregate fees billed for professional services rendered by the principal accountant, Berry, Dunn, McNeil & Parker (BDMP), for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-K for the years ended December 31, 2007 and 2006 were $96,352 and $86,115, respectively.

Audit-Related Fees

The aggregate fees billed for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company’s financial statements for the years ended December 31, 2007 and 2006 were $27,000 and $25,000, respectively. These services related to audit requirements under the Sarbanes Oxley Act of 2002 in both years.

Tax Fees

The aggregate fees billed for professional services rendered by BDMP for tax compliance, tax advice and tax planning for the years ended December 31, 2007 and 2006 were $10, 000 and $13,008, respectively. The nature of the services comprising the fees disclosed under this category are preparation of federal and state tax returns, review of estimated tax payments, review of compliance with information reporting requirements and tax planning.

All Other Fees

The aggregate fees billed for services provided by BDMP, other than the services reported in the paragraphs above, for the years ended December 31, 2007 and 2006 were $6,800 and $8,071, respectively. The nature of the services comprising the fees disclosed under this category are employee benefit plan audits.

None of the services described in each of the paragraphs above were provided under the de minimis exception set forth in Rule 2-01 (c)(7)(i)(C).

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Report of the Audit Committee

March 5, 2008

To the Board of Directors of First National Lincoln Corporation:

The Audit Committee has reviewed and discussed with Management the Company’s audited financial statements as of and for the year ended December 31, 2007.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, promulgated by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, “Independence Discussions with Audit Committees,” as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ stock market.

The Company’s Audit Committee Charter, as adopted by the Board of Directors, was included in the 2004 Proxy Statement and can be accessed on the Company’s website at www.fnlc.com.

/s/ DAVID B. SOULE

David B. Soule, Audit Committee Chairman

/s/ ROBERT B. GREGORY

Robert B. Gregory

/s/ MARK N. ROSBOROUGH

Mark N. Rosborough

/s/ RANDY A. NELSON

Randy A Nelson

Information About Shareholder Proposals

If you wish to submit proposals to be included in the Company’s 2009 proxy statement for the 2009 Annual Meeting of Shareholders, the Company must receive them by November 21, 2008, pursuant to the proxy solicitation regulations of the SEC. SEC rules contain standards as to which shareholder proposals are required to be included in the proxy statement. Any such proposal will be subject to 17 C.F.R. ss.240.14a-8 of the rules and regulations promulgated by the SEC.

In addition, under the Company’s Bylaws, if you wish to nominate a Director or bring other business before an annual meeting:

•

You must be a stockholder of record and have continuously held at least $2,000 in market value of the Company’s common stock (as determined by the President) for at least one year as of the date of submittal of such proposal and must continue to hold those securities through the date of such annual meeting.

•	Your notice must contain specific information required in the Company’s Bylaws.

Proxy Statement • Page 29

Shareholder Communication with the Board

Shareholders and other parties interested in communicating directly with the non-management Chairman of the Board or with other non-management Directors as a group may do so by writing to: Chairman, First National Lincoln Corporation, Post Office Box 940, 223 Main Street, Damariscotta, Maine 04543. The Board approved a process requiring that all such addressed correspondence be reviewed by the Secretary to the Board. The Board Secretary, upon review of the correspondence, will forward to the non-management Chairman all such correspondence that deals with the functions of the Board or committees thereof or that she determines requires the attention of the Board. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Company’s Audit Committee Chairman in accordance with procedures established by the Audit Committee with respect to such matters.

Accessing Company Financial Statements and Reports and Online Information

An annual report to shareholders, including consolidated financial statements of the Company and its subsidiaries prepared in conformity with generally accepted accounting principles, is being distributed to all Company shareholders of record and is enclosed herewith. Shareholders may obtain a copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K, without charge. Written requests should be directed to F. Stephen Ward, Treasurer, at P.O. Box 940, Damariscotta, ME 04543. First National Lincoln Corporation’s website address is www.fnlc.com. All press releases, SEC filings and other reports or information issued by the Company are available at this website, as well as the Company’s Code of Ethics for Senior Financial Officers, the Company’s Code of Business Conduct and Ethics, Audit Committee Charter, Nominating Committee Charter, and Compensation Committee Charter.

Other Matters

The Annual Meeting is called for the purposes set forth in this notice. Management is not aware of any other matter that will come before the meeting. However, if any other business should come before the meeting, your Proxy, if signed and returned, will give to the persons designated in it discretionary authority to vote according to their best judgment. It is the intention of the persons named in the Proxy to vote pursuant to the Proxy in accordance with the recommendations of Management.

By Order of the Board of Directors

/s/ CHARLES A. WOOTTON

Charles A. Wootton, Clerk

Damariscotta, Maine, March 26, 2008

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